SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2008

BRINKER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10275	75-1914582
(State of Incorporation)	(Commission File	(IRS Employment
	Number)	Identification No.)

6820 LBJ Freeway

Dallas, Texas 75240

(Address of principal executive offices)

Registrant’s telephone number, including area code    972-980-9917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 2 – Financial Information

Item 2.02  Results of Operations and Financial Conditions.

The information contained in this Current Report on Form 8-K, including the Exhibit attached hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  Furthermore, the information contained in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended.

On April 22, 2008, Brinker International, Inc. (the “Registrant”) issued a Press Release announcing its third quarter fiscal 2008 results.  A copy of this Press Release is attached hereto as Exhibit 99.

Item 2.05  Costs Associated with Exit or Disposal Activities.

On April 22, 2008, the Registrant announced that in the third quarter of fiscal 2008, the Registrant made the decision to reduce future domestic company-owned restaurant development, as well as discontinue certain projects that do not align with its strategic goals.  As a result, the Registrant evaluated its infrastructure needed to support its evolving business model, which resulted in the restructuring of the Registrant’s restaurant support center and the elimination of certain administrative positions.  In connection with this action, the Registrant incurred costs related to ongoing termination benefits under Statement of Financial Accounting Standards (“SFAS”) No. 112, “Employers’ Accounting for Postemployment Benefits,” of approximately $6.1 million  for the quarter ended March 26, 2008.  This amount consists of $5.4 million in severance and $0.7 million in vacation and other benefits.  Additionally, in accordance with SFAS No. 123R, “Share-Based Payment,” the Registrant recorded income of $0.9 million related to the forfeiture of stock-based compensation awards resulting from these actions.  Substantially all benefit payments were made in the third quarter of fiscal 2008 and approximately $0.8 million in benefit payments remain to be paid.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)    Exhibits.

99     Press Release dated April 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC.

Date: April 23, 2008	By:	/s/ Douglas H. Brooks
Douglas H. Brooks, Chairman of the Board
President and Chief Executive Officer